Exhibit 10.28

INDEPENDENT CONTRACTOR AGREEMENT

This INDEPENDENT CONTRACTOR AGREEMENT (the “Agreement”), executed on this 26th day of July 2022, by and between EMPATAN PUBLIC LIMITED COMPANY, a public limited company incorporated in Ireland with registered number 722009 and its affiliates (the “Company”), and THE IVY COMPANIES, INC., a Florida corporation with an address at [•] (“Contractor”).

RECITALS

WHEREAS, the Company has entered into that certain Business Combination Agreement, dated as of July 26, 2022 (as it may be amended, supplemented or restated from time to time in accordance with the terms of such agreement, the “BCA”), by and among Lionheart III Corp, a Delaware corporation, Security Matters Limited, an Australian public company with Australian Company Number (ACN) 626 192 998 listed on the Australian Stock Exchange, the Company and Aryeh Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, in connection with the business combination set forth in the BCA;

WHEREAS, subject to the closing the transactions contemplated by the BCA, Company desires strategic consulting and advice with respect to corporate strategy and merger and acquisition activities and desires to engage Contractor to provide the Services (as defined below) as an independent contractor; and

WHEREAS, Contractor has experience in providing strategic consulting and advice with respect to corporate strategy and merger and acquisition opportunities and is desirous of providing the Services to Company, on and subject to the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by Company and Contractor, Company and Contractor, intending to be legally bound, agree as follows:

1. Nature of Services.

a. Contractor will perform such specific consulting services with respect to corporate strategy and mergers and acquisitions and other strategic planning matters as may be specifically requested by Company during the Term of this Agreement (the “Services”). Contractor shall report directly to Company’s Chief Executive Officer. All Services shall be performed only by Faquiry Diaz Cala (“Principal”) on behalf of Contractor.

b. Contractor agrees that, in the performance of its duties under this Agreement, Contractor and Principal shall comply with:

i. all applicable U.S. Securities laws, federal, state and local and foreign laws, statutes, judgments, rules, regulations, ordinances, orders, decrees, permits, licenses, and other legal requirements of any governmental authority or judicial court, now in effect or hereafter promulgated, and any judicial or administrative interpretation thereof; and

ii. all corporate policies of Company in effect from time to time during the term of this Agreement applicable to executives, employees, consultants and other independent contractors, including without limitation, Company’s policies regarding external communications, insider trading, conflicts of interest business ethics as well as any other written requests through email from time to time.

2. Relationship of the Parties. Contractor enters into the Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Contractor look to Company as its employer, or as a partner, agent or principal. Contractor shall not be entitled to any benefits accorded to Company’s employees, including without limitation worker’s compensation, disability insurance, vacation or sick pay. Contractor shall be responsible for providing, at Contractor’s expense, and in Contractor’s name, unemployment, disability, worker’s compensation and other insurance, as well as licenses and permits usual or necessary for conducting the Services. Contractor is not Company’s agent, and the Agreement does not confer upon Contractor any power to (a) affect Company’s legal relationships; (b) bind Company in any manner; or (c) represent himself as a spokesperson on behalf of Company to media, analysts or investors, without Company’s express written consent. Rather, Contractor is an independent contractor and shall render the Services according to its own methods and without being subject to Company’s control, except as to the product or result of the Services. Contractor shall not hold itself out as having any relationship with Company except as that of consultant or independent contractor. It is understood that no instruction or direction is to be provided by the Contractor to any officer or employee of Company under the terms of this engagement. Contractor hereby represents and warrants to Company, that except as contemplated by this Agreement, Contractor is not and subsequent to the Closing Date (as defined in the BCA), has not been, party to any consulting or independent contractor agreement (whether written or oral) which would conflict with or limit Contractor’s ability to perform this Agreement.

3. Compensation and Reimbursement. Contractor shall be compensated and reimbursed for the Services in the total amount of USD $84,000 annually, payable in twelve (12) equal monthly payments on or before the last day of each month. In addition to this amount, the parties may mutually agree upon other Company projects outside of the scope of the work contemplated herein, under which Consultant would be compensated over and above the amount set forth above, as agreed upon and set forth in a separate agreement. Completeness of work product shall be determined by Company in its sole discretion, and Contractor agrees to make all revisions, additions, deletions or alterations as requested by Company. No other fees and/or expenses will be paid to Contractor unless such fees and/or expenses have been approved in advance by Company in writing. The Contractor shall be solely responsible for:

a. its own salary, wages, benefits and other compensation costs whether in connection with the performance of the Services or otherwise;

b. withholding and paying all applicable Irish and/or foreign payroll taxes and contributions, including but not limited to Irish state and local income taxes, unemployment taxes, worker’s compensation insurance, disability taxes, social insurance, pension contributions or any similar or equivalent obligations; and

c. promptly remitting all applicable VAT payments (or similar levies) to the appropriate authorities.

4. Restricted Stock Unit Award. As soon as practicable after the effectiveness of the registration of Company’s capital stock (“Company Stock”) on Form S-8, and subject to the approval of Company’s Board of Directors, Contractor shall receive restricted stock units (“RSUs”) of Company Stock representing 1.0% of the issued and outstanding Company Stock on a fully diluted basis as of the grant date (the “RSU Grant”). The RSU Grant shall be made in accordance with and subject to the terms and conditions of Company’s 2022 Incentive Equity Plan (the “Plan”) and applicable award agreement. The RSU Grant shall be subject to a vesting schedule as follows: 20% of the RSUs shall be fully vested immediately upon grant and the remaining RSUs shall vest quarterly on the last day of each calendar quarter thereafter, beginning with the first full calendar quarter following the date of grant of the RSUs, over a period of three (3) years, subject to the Consultant’s continued service with Company through each such vesting date, pursuant to the terms of this Agreement, the Plan and the applicable award agreement. In the event of a Change in Control (as defined in the Plan), the RSU Grant, to the extent any portion remains unvested, shall vest in full contingent upon and as of the effective date of the Change in Control. For the avoidance of doubt, the RSUs and any other derivative securities or Company Stock received pursuant to the Plan shall not be subject to that certain Lock-Up Agreement entered into in connection with the BCA.

5. Confidential Information; Data Protection.

a. Company now owns and will hereafter develop, compile and own certain proprietary techniques, trade secrets, and confidential information which have great value in its business (collectively, “Confidential Information”). Company will be disclosing to Contractor Confidential Information during Contractor’s performance of the Services. Confidential Information includes not only information disclosed by Company or its contractors or affiliates during Contractor’s performance of the Services, but also information developed or learned by Contractor during Contractor’s performance of the Services. Confidential Information is to be broadly defined and includes all information which has or could have commercial value or other utility in the business in which Company is engaged or contemplates engaging or the unauthorized disclosure of which could be detrimental to the interests of Company, whether or not such information is identified by Company. By way of example and without limitation, Confidential Information includes any and all information concerning discoveries, developments, designs, improvements, inventions, formulas, software programs, processes, techniques, know-how, data, research techniques, employee information, customer and supplier lists, policies, marketing, sales or other financial or business information, scripts, and all derivatives, improvements and enhancements to any of the above. Confidential Information also includes like third-party information which is in Company’s possession under an obligation of confidential treatment.

b. Contractor agrees that it will retain all Confidential Information in confidence; not disclose any Confidential Information to any third party without Company’s permission; not use any Confidential Information for any purpose other than performing or in connection with the Services; use Contractor’s best efforts to limit access to Confidential Information to those who have a need to know the information for the business purposes of Company; return all tangible objects and copies thereof containing Confidential Information to Company upon request by Company; and upon termination of the Contractor’s relationship with Company, not duplicate any Confidential Information without prior approval from Company; and honor Contractor’s promises under this Agreement both during and after the Services are completed.

c. Contractor’s obligations with respect to any portion of the Confidential Information as set forth above shall not apply when Contractor can document that (i) it was in the public domain at the time it was communicated to Contractor by Company; (ii) it entered the public domain subsequent to the time it was communicated to Contractor by Company through no fault of Contractor; (iii) it was in Contractor’s possession free of any obligation of confidence at the time it was communicated to Contractor by Company; or (iv) it was rightfully communicated to Contractor free of any obligation of confidence subsequent to the time it was communicated to Contractor by Company. Notwithstanding the provisions of this Paragraph, Contractor shall not be deemed in violation of this Section 5 for disclosing Confidential Information pursuant to a subpoena or court order, provided that Contractor provides Company with reasonable prior notice of such subpoena or court order so that Company may challenge such subpoena or court order.

d. As Contractor is in the US, the Company (as data exporter) and Contractor (as data importer) agree to incorporate Module Two of the Standard Contractual Clauses (available here: https://ec.europa.eu/info/law/law-topic/data-protection/international-dimension-data-protection/standard- contractual-clauses-scc/standard-contractual- clauses-international-transfers_en) by reference subject to the following: (a) for Clause 9(a) there is general authorization for sub-processors; (b) for Clause 17 the governing law is Irish law and the jurisdiction is Ireland; (c) for Annex I, the details of the parties are as set out this Agreement, the data transferred is personal data of employees of Company for use by Contractor to provides the Services under this Agreement, no sub-processors will be used other than Contractor’s standard IT providers for email and cloud storage and the competent supervisory authority is the Irish Data Protection Commission; (d) for Annex II, the technical and organizational measures are those set out in Contractor’s Information Security Policy, which has been or will be provided to Company.

6. Ownership of Intellectual Property

a. The Contractor acknowledges and agrees, on its own behalf and on behalf of the Principal, that any Company Intellectual Property shall automatically vest in and be the absolute, sole and unencumbered property of the Company and the Contractor undertakes, on its own behalf and on behalf of the Principal, not to dispute the Company’s ownership of such Company Intellectual Property.

i. The Contractor shall disclose, and shall procure that the Principal shall disclose, full details of all Company Intellectual Property to the Company.

ii. To the extent that any Company Intellectual Property does not automatically vest in the Company, the Contractor hereby agrees, on its behalf and on behalf of the Principal, to assign, transfer and convey, and does hereby expressly assign, transfer and convey, to the Company, upon creation, all Company Intellectual Property and all associated Intellectual

Property Rights, (including any which may in the future subsist) for their full term throughout the world with effect from the date of creation thereof, including, without limitation, the right to sue for any past infringement. The Contractor also hereby, on its own behalf and on behalf of the Principal, waives all moral rights it may have in respect of such Company Intellectual Property.

iii. To the extent that any Company Intellectual Property or associated Intellectual Property Rights cannot be assigned, transferred and conveyed, the Contractor, on its own behalf and on behalf of the Principal, hereby:

A. grants the Company an exclusive (even as to Contractor), irrevocable, fully paid up, royalty-free, perpetual, worldwide, transferable, sub-licensable licence to use and commercialize the Company Intellectual Property; and

B.irrevocably and unconditionally waives, and hereby agrees and confirms that it will not assert, to the fullest extent permissible by applicable law, any such right, title or interest (including, where applicable, any moral right) in and to the Company Intellectual Property against the Company or any third party, unless otherwise instructed in writing by the Company or its successors in title.

b. Contractor will perform such services in a diligent and workmanlike manner. The content, style, form and format of any work product of the Services shall be completely satisfactory to Company and shall be consistent with Company’s standards, policies, procedures and objectives. Contractor hereby grants Company the right, but not the obligation, to use and to license others the right to use Contractor’s name, voice, signature, photograph, likeness and biographical information in connection with and related to the Services.

7. Company Property. All materials, including without limitation documents, drawings, drafts, notes, designs, computer media, recordings, videos, diagrams, electronic files and lists, including all additions to, deletions from, alterations of, and revisions in the foregoing (together the “Materials”), which are furnished to Contractor by Company or which are developed in the process of performing the Services, or embody or relate to the Services, the Confidential Information or the Company Intellectual Property (as defined below), are the property of Company, and shall be returned by Contractor to Company promptly at Company’s request together with any copies thereof, and in any event promptly upon expiration or termination of the engagement for any reason. Contractor is granted no rights in or to such Materials, the Confidential Information or the Company Intellectual Property, except as necessary to fulfill its obligations under the Agreement. Contractor shall not use any of the Materials, Confidential Information or Company Intellectual Property other than for purposes of performing this Agreement and shall not disclose any of the Materials, Confidential Information or Company Intellectual Property to any third party. At all times when the Services are performed and upon termination of this Agreement, Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer shall have unfettered access to the Materials.

8. Assignment Related Terms.

a. The Contractor acknowledges and agrees, on its own behalf and on behalf of the Principal, that it may not now, or at any time in the future, use or exploit the Company Intellectual Property without the express written permission of the Company, except insofar as is necessary for the performance of its duties hereunder.

b. The Contractor warrants and represents, on its own behalf and on behalf of the Principal, that it will be the sole beneficial owner of Company Intellectual Property and that it will be free to assign, transfer and convey such Intellectual Property Rights to the Company pursuant hereto without any third party claims, liens, charges or encumbrances of any kind and that it is free of any duties or obligations to third parties, which may conflict with the terms of this Agreement. The Contractor agrees to indemnify the Company against any and all liability, loss, damage, costs and expenses which the Company may incur or suffer as a result of a breach by the Contractor or the Principal of the warranties set out in this clause.

c. The Company shall, in its sole discretion, be entitled to apply for Intellectual Property Rights with respect to Company Intellectual Property.

d. The Contractor agrees, on its own behalf and on behalf of the Principal, if and whenever required to do so (whether during or after the termination of this Agreement) at the expense of the Company to do all things necessary, execute such deeds and documents and provide all such assistance as the Company may reasonably require to enable the Company to obtain and maintain the benefit of Company Intellectual Property and all related Intellectual Property Rights in any part of the world and the Contractor acknowledges, on its own behalf and on behalf of the Principal, that it will not be entitled to any further compensation or fees in respect of the performance of its obligations under this clause save as may be provided for by law.

e. The Contractor, on its own behalf and on behalf of the Principal, irrevocably appoints the Company to be its (and the Principal’s) attorney or agent in its name and on its behalf to do all such acts and things and to sign all such deeds and documents as may be necessary in order to give the Company the full benefit of the provisions of this clause and the Contractor agrees, on its own behalf and on behalf of the Principal, that a certificate in writing in favour of any third party signed by any duly authorised officer of the Company that any act or thing or deed, document or instrument falls within the authority hereby conferred shall be conclusive evidence that this is the case.

f. The Contractor warrants and represents, on its own behalf and on behalf of the Principal, that none of the Company Intellectual Property or the exercise of them will infringe any Intellectual Property Rights of a third party, including, in particular but without limitation, any patents, copyrights, registered designs, copyright rights or trade secret rights. The Contractor agrees to indemnify the Company against any and all liability, loss, damage, costs and expenses which the Company or a third party may incur or suffer whether direct or consequential (including but without limitation any economic loss or other loss of profits, business or goodwill) as a result of any dispute or contractual, tortious or other claims or proceedings brought against the Company by a third party alleging infringement of its Intellectual Property Rights by reason of the use or exploitation of any Company Intellectual Property conceived, originated, made or developed by the Contractor or the Principal, provided that:

i. the Company shall forthwith give written notice to the Contractor of any claims or proceedings following receipt of them;

ii. the Company shall make no admission of liability and must give the Contractor sole authority to defend or settle the claims or proceedings at its cost and expense;

iii. the Company must give the Contractor all reasonable assistance in connection with the claims or proceedings at the Contractor’s cost and expense;

iv. in addition to the aforesaid indemnity, where an injunction restraining use or exploitation by the Company of any Company Intellectual Property is, in the opinion of the Company’s legal advisers, likely to be granted to the third party, the Contractor shall, and shall procure that the Principal shall, do all such acts and things either to render them non-infringing without affecting any of its other duties and obligations under this Agreement or shall obtain a licence from the third party granting the Company the right to continue using them.

g. The obligations of the parties under this clause shall survive the expiry or the termination of this Agreement for whatever reason.

h. For the purposes of this Agreement, “Intellectual Property Rights” shall mean and include all intellectual property rights, industrial property rights and proprietary rights worldwide, including rights in and to (i) patents, inventions, industrial designs and other governmental grants for the protection of inventions or industrial designs, including any patent applications, whether already filed or in preparation or contemplation of filing, (ii) copyrights and moral rights, (iii) rights of publicity and privacy and other rights to use the names, likeness, image, photograph, voice, identity and personal information of individuals, (iv) trade secrets, know-how and confidential information, (v) trademarks, trade names, logos, service marks, trade dress, designs, emblems, signs, insignia, slogans, other similar designations of source or origin and general intangibles of like nature, together with the goodwill symbolized by or associated with any of the foregoing, (vi) databases, data compilations and collections, and customer and technical data, (vii) any registrations or applications for registration for any of the foregoing, including any provisionals, divisions, continuations, continuations-in-part, renewals, reissuances, re-examinations and extensions (as applicable), (viii) analogous rights to those set forth above, and (ix) rights to sue for past, present, and future infringement of the rights set forth above

i. For purposes of this Agreement, “Intellectual Property” shall mean and include any ideas (whether or not protectable under trade secret laws), inventions (whether or not patentable), designs, improvements, discoveries, innovations, developments, patents, patent applications, trademarks, service marks, trade dress, trade names, know-how, trade secrets, works of authorship, information fixed in any tangible medium of expression (whether or not protectable under copyright laws), copyrights, copyrightable works, films, audio and video tapes, other audio and visual works of any kind, scripts, sketches, models, formulas, tests, analyses, software, firmware, computer processes, computer and other applications, creations and properties, or confidential information.

j. For purposes of this Agreement, “Company Intellectual Property” shall mean all Intellectual Property created, made or conceived by Contractor (solely or jointly with others) in the course of performing services under this Agreement for the Company or its affiliates.

9. Representations, Warranties and Indemnification.

a. Contractor represents and warrants to Company that (i) Contractor has full power and authority to enter into this Agreement including all rights necessary to make the foregoing assignments to Company; (ii) Contractor will not violate the terms of any agreement with any third party; and (iii) the Services and any work product thereof are the original work of Contractor, do not and will not infringe upon, violate or misappropriate any patent, copyright, trade secret, trademark, contract, or any other publicity right, privacy right, or proprietary right of any third party.

b. Contractor shall defend, indemnify and hold Company and its successors, assigns and licensees harmless from any and all claims, actions and proceedings, and the resulting losses, damages, costs and expenses (including reasonable attorneys’ fees) arising from any claim, action or proceeding based upon or in any way related to Contractor’s, or Contractor’s employees, breach or alleged breach of any representation, warranty or covenant in this Agreement, and/or from the acts or omissions of Contractor or Contractor’s employees.

10. Term and Termination.

a. The term of this Agreement (the “Initial Term”) shall commence on the Closing Date (as defined in the BCA) and continues thereafter for a period of three (3) years. Upon expiration of the Initial Term, this Agreement shall automatically renew for additional one (1) year terms so long as Ophir Sternberg is the Chairman of Company (each a “Renewal Term” and together with the Initial Term, the “Term”). Notwithstanding the foregoing, this Agreement is terminable by either party at any time, with or without Cause (as defined below), effective upon notice to the other party. If either party exercises its right to terminate this Agreement for any reason, (a) any obligation Company may otherwise have under the Agreement shall cease immediately, except that Company shall be obligated to compensate Contractor for work performed up to the time of termination, (b) the Contractor shall be entitled to receive its accrued compensation for Services rendered up to the day of actual termination of this Agreement as provided for herein; and (c) the Contractor shall continue to comply with the confidentiality obligations in this Agreement in relation to any trade secrets that were disclosed to Contractor during Contractor’s performance of this Agreement for so long as such remain a trade secret. Upon termination of this Agreement by the Company without Cause, any outstanding equity grants (including the RSU Grant) shall fully vest. Upon the termination of this Agreement by the Company for Cause or Contractor for any reason, all unvested outstanding equity awards (including the RSU Grants) shall be cancelled and forfeited, and Contractor shall not be entitled to any compensation thereof.

b. “Cause” shall mean circumstances under which the Company may terminate this Agreement, as a result of (i) a conviction of, indictment of, or pleading of no-contest by, Contractor or Principal in connection with a criminal offence involving moral turpitude, theft, embezzlement or fraud, which in the good faith judgment of the Board adversely affects the Company or an affiliate of the Company or the ability of Contractor to satisfy all of its duties to the Company or an affiliate of the Company (including pursuant to the Agreement); (ii) Contractor’s or Principal’s dishonesty, fraud, unethical or illegal act, misappropriation or embezzlement which in the good faith judgment of the Board causes damage to the Company or an affiliate of the Company; (iii) recklessness or gross misconduct by Contractor or Principal with respect to the Company or an affiliate of the Company which in the good faith judgment of the Board causes damage to the Company or an affiliate of the Company; (iv) willful or deliberate violations of Contractor’s obligations to the Company or an affiliate of the Company or violation of any instructions provided to Contractor by the Chief Executive Officer of the Company which in the good faith judgment of the Board causes damage to the Company or an affiliate of the Company (v) material breach of any of the terms or conditions of this Agreement or any other agreement between Contractor or Principal and the Company or an affiliate of the Company, where such breach is not cured, if capable of cure, within thirty (30) days of Contractor’s receipt of Company’s first written notice to that effect.

11. Prohibition. Contractor shall not enter into any agreement, contract or arrangement with any government or government representative or with any other person, firm, corporation, entity or enterprise imposing any legal obligation or liability of any kind on Company without Company’s express written consent.

12. Non-Solicitation and Non-Competition. Contractor hereby agrees that:

a. during the Term of this Agreement and for one (1) year after the end of such Term, Contractor will not, without Company’s express prior written consent, directly or indirectly, solicit, induce, recruit, hire or divert or attempt to solicit, induce, recruit, hire or divert from Company (i) any account or business of Company that existed, or any customer, client or business partner of Company who shall have been such, at any time, including, without limitation, all applicable business partners or venturers, customers and/or clients of Company; or (ii) any individual who shall have been an employee Company at any time; in either case and in each instance, whether for or on Contractor’s behalf or for any entity in which Contractor may have a direct or indirect interest.

b. during the Term of this Agreement, Contractor will not directly or indirectly, in any location, operate, organize, maintain, establish, manage, own, participate in, or in any manner whatsoever, individually or through any corporation, limited liability company, limited partnership, general partnership or other entity with respect to which Contractor shall be affiliated in any manner whatsoever, have any interest in, whether as an owner, member, investor, operator, partner, stockholder, director, trustee, officer, mortgagee, employee, independent contractor, principal, agent, consultant or otherwise, is engaged in or renders services comparable to the Services to a chain restaurant business, unless such activity shall have been previously agreed to in writing by Company; and

c. in the event of a breach or threatened breach of this Agreement (including, without limitation, Sections 5, 6, 7, 8 and 12) by Contractor, Company will suffer irreparable harm and will therefore be entitled to injunctive relief to enforce this Agreement.

13. Governing Law. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter, formation, existence, negotiation, validity, termination or enforceability (including non-contractual obligations, disputes or claims) (“Dispute”) shall be governed by and construed in accordance with the laws of Ireland. Subject to clause 15 below, the parties irrevocably agree that the courts of Ireland will have exclusive jurisdiction to settle any Dispute and, for such purposes irrevocably submits to the exclusive jurisdiction of the courts of Ireland. Any proceeding, suit or action arising out of or in connection with this Agreement (together, “Proceedings”) shall therefore be brought in the courts of Ireland. Each of the parties irrevocably waives any right that it may have to object to Proceedings being brought in the courts of Ireland, to claim that the action has been brought in an inconvenient forum or to claim that those courts do not have jurisdiction Notwithstanding the foregoing and in accordance with section 12(c), the Company reserves the right to seek injunctive relief in any jurisdiction.

14. Entire Agreement. This Agreement constitutes the entire agreement and final understanding of the parties with respect to the subject matter hereof and supersedes and terminates any and all prior and/or contemporaneous negotiations, representations, understandings, discussions, offers and/or agreements between the parties, whether written or verbal, express or implied, relating in any way to the subject matter hereof. This Agreement may not be altered, amended, modified or otherwise changed in any way except by a written agreement, signed by Contractor and an authorized representative of Company. Contractor agrees that time is of the essence in this Agreement. If any provision of this Agreement shall be found invalid or unenforceable, the remainder of this Agreement shall be interpreted so as best to reasonably effect the intent of the parties.

15. Principal Included. For purposes of Sections 5 through 9 and 12, all references to Contractor shall be deemed to include and be applicable to Principal as well.

16. Arbitration. Any dispute or difference of any kind howsoever arising out of or in connection with this Agreement, shall be referred to and exclusively and finally resolved and settled by binding and confidential arbitration administered by the International Chamber of Commerce International Court of Arbitration (the “ICC”) as set forth herein and in accordance with the ICC’s Rules of Arbitration in effect as of the time of such arbitration (the “ICC Rules”), which ICC Rules are deemed to be incorporated by reference into this clause 16 except as they may be modified herein or pursuant to a written agreement executed by the parties. Subject to section 12(c), each party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration as set forth in this clause 15. The arbitration shall be conducted in the English language and the place of arbitration shall be Dublin, Ireland

17. Section 409A Compliance. This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and Treasury guidance promulgated thereunder. The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on Contractor of any additional tax, penalty, or interest under Section 409A of the Code If a payment obligation under this Agreement arises on account of Contractor’s separation from service while Contractor is a “specified employee” (as defined under Section 409A of the Code), any payment of “deferred compensation” (as defined under Section 409A and applicable regulations) that is scheduled to be paid within six (6) months after such separation from service shall be paid within 15 days after the end of the six-month period beginning on the date of such separation from service or, if earlier, within 15 days after the appointment of the personal representative or executor of Contractor’s estate following his death. All expense reimbursement or in-kind benefits subject to Section 409A provided under this Agreement or, unless otherwise specified in writing, under any Company program or policy, shall be subject to the following rules: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during one calendar year may not affect the benefits provided during any other year; (ii) reimbursements shall be paid no later than the end of the calendar year following the year in which Contractor incurs such expenses, and Contractor shall take all actions necessary to claim all such reimbursements on a timely basis to permit the Company to make all such reimbursement payments prior to the end of said period, and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

18. Termination. In the event that the BCA is terminated and transactions contemplated thereby are not consummated, this Agreement shall terminate. Notwithstanding the termination of this Agreement, the Contractor shall continue to comply with the confidentiality obligations in this Agreement in relation to any trade secrets that were disclosed to Contractor during Contractor’s performance of this Agreement for so long as such remain a trade secret.

[Signature page follows.]

IN WITNESS WHEREOF, Company and Contractor have caused this Agreement to be executed as of the date first above written.

COMPANY:
EMPATAN PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Director

CONTRACTOR:
THE IVY COMPANIES, INC.

By:	/s/ Faquiry Diaz Cala
Faquiry Diaz Cala, President